EXHIBIT 5
James I. Lundy, III
Attorney at Law

1701 Pennsylvania Avenue, NW
Suite 300
Washington, DC 20006
(202) 349-7130
Fax (202) 318-4623
JILundyIII@Verizon.net
November 24, 2008
Board of Directors
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074

Ladies and Gentlemen:
     As special legal counsel to Southwest Bancorp, Inc. (the “Southwest”), I have participated in the preparation of Southwest’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of shares (the “Shares”) of Southwest’s Common Stock pursuant to the Southwest Bancorp, Inc. 2008 Stock Based Award Plan (the “Plan”).
     As counsel to Southwest, I have examined such corporate records, certificates, and other documents of Southwest, and have made such examinations of law and other inquiries of such officers of Southwest, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the awards granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of Southwest.
     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by Southwest and to the reference to my firm contained therein.

Very truly yours,
/s/ James I. Lundy, III